Exhibit 99.1

TranS1 Appoints Jeffrey Fischgrund, M.D. to Board of Directors

WILMINGTON, N.C., April, 5, 2012 — TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing spine products to treat degenerative conditions of the spine affecting the lower lumbar region, announced today that it has appointed Jeffrey Fischgrund, M.D. to serve on its Board of Directors. Dr. Fischgrund currently serves as Professor of Orthopaedic Surgery at The Oakland University School of Medicine, at William Beaumont Hospital in Royal Oak, MI.

“Jeff brings tremendous experience in the field of spinal implants as well as in the design and development of clinical studies utilized to demonstrate the safety and efficacy of many types of spinal therapies,” stated Ken Reali, President and CEO of TranS1 Inc. “TranS1 is fortunate to add a director of Dr. Fischgrund’s caliber to our Board.”

Dr. Fischgrund, 51, is a board certified orthopaedic spine surgeon with over 20 years of experience. A graduate of George Washington University School of Medicine in Washington, D.C., Dr. Fischgrund completed an orthopaedic surgery residency at the University of Maryland Medical Center in Baltimore, and a spine surgery fellowship at William Beaumont Hospital in Royal Oak. He has served as the Editor in Chief of the Journal of the American Academy of Orthopaedic Surgeons since 2009, and has been the Spine Fellowship Director at Beaumont since 2008.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system, and the VectreTM and AvatarTM posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

CONTACT:

Investors:

TranS1 Inc.

Joe Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com

Source: TranS1 Inc.